EXHIBIT 99.1

TerraForm Power Reports First Quarter 2019 Results

NEW YORK, May 09, 2019 (GLOBE NEWSWIRE) -- TerraForm Power, Inc. (Nasdaq: TERP) (“TerraForm Power”) today reported financial results for the quarter ended March 31, 2019.

Recent Highlights

  Generated cash available for distribution ("CAFD") of $44 million compared to $23 million in the same period of the prior year
  Successfully transferred 10 of 16 projects in our North American wind fleet and all system control functions to General Electric (“GE”), and anticipate turning over the remaining sites to GE by July 2019, which is  expected to yield approximately $20 million in annual cost savings on a run rate basis
  Transitioned operations for our 540 MW Spanish wind fleet to the original equipment manufacturers ("OEMs") and agreed to amend existing operations and maintenance ("O&M") agreements in Portugal and Uruguay, which together we expect will yield approximately $4 million in annual cost savings; in process of finalizing long term service agreements (“LTSAs”)
  Generated approximately $2 million of incremental revenue, adjusted for resource and curtailment, as a result of the solar performance improvement plan completed late last year
  Executed letter of intent to acquire solar portfolio with a combined nameplate capacity of 15 MW for a purchase price of approximately $24 million
  Closed the refinancing of our wind farm in Uruguay, raising $65 million of incremental proceeds
  Declared a Q2 2019 dividend of $0.2014 per share, implying $0.8056 per share on an annual basis

“During the first quarter of 2019, we made significant progress completing our margin enhancement initiatives, which we expect will cover approximately 75% of the growth required to achieve our 5% to 8% annual dividend increase target through 2022 with a payout ratio of 80% to 85% of CAFD,” said John Stinebaugh, CEO of TerraForm Power. “With only a modest amount of organic growth investments funded by internally generated cash flow required to fill the remaining gap, we are confident in our ability to achieve our growth target and enhance shareholder value.”

Results

	Three Months Ended Mar. 31, 2019	Three Months Ended Mar. 31, 2018
Generation (GWh)	2,399	1,834
Net Loss ($ in millions)	(36)	(76)
Earnings (loss) per Share[1]	$(0.04)	$0.56
Adjusted EBITDA[2] ($ in millions)	178	96
CAFD[2] ($ in millions)	44	23
CAFD per Share[1,2,3]	$0.21	$0.16

1 Earnings (loss) per share is calculated using Net (loss) income attributable to Class A common stockholders divided by a weighted average diluted Class A common stock shares outstanding. For the three months ended March 31, 2019 and March 31, 2018, net (loss) income attributable to Class A common stockholders totaled ($9) million, and $83 million, respectively. For the three months ended March 31, 2019 and March 31, 2018, weighted average diluted Class A common stock shares outstanding totaled 209 million and 148 million, respectively.
2 Non-GAAP measures. See “Reconciliation of Non-GAAP Measures” section.
3 CAFD per share is calculated using a weighted average diluted Class A common stock shares outstanding.

Financial Results

In the first quarter of 2019, TerraForm Power delivered Net Loss, Adjusted EBITDA and CAFD of $(36) million, $178 million and $44 million, respectively. This represents a decrease in Net Loss of $40 million, an increase in Adjusted EBITDA of $82 million and an increase in CAFD of $21 million, compared to the same period in 2018. The improvement in our results primarily reflects the Saeta acquisition, improved availability in our wind fleet and contribution from our margin enhancement initiatives.

Performance during the quarter further demonstrated the benefits of diversification of our renewable power portfolio. In Europe, strong wholesale market prices more than offset resource that was below normal, yielding results that were above expectation. This offset performance in North America that was below expectation due to below average wind and solar resource and availability that was negatively impacted by icing and blade repair work.

In the second quarter, we plan to finish all blade repair work that is required prior to turning over operations of the remainder of our wind fleet to GE as well as finalizing the transition to new O&M providers for our Spanish wind fleet. This will negatively impact our availability. However, beginning in the third quarter, we expect to operate at the availability level that underpins our Long Term Average (“LTA”).

Liquidity Update

We continue to progress the execution of the $350 million non-recourse debt component of our financing plan for the Saeta acquisition. We expect to close our third project financing in May, raising proceeds of $100 million, and the fourth and final project financing by the end of the second quarter. In May, we also closed the refinancing of our wind farm in Uruguay, raising $65 million of incremental proceeds. To further support corporate liquidity, we also released $23 million of cash in the first quarter by collateralizing project-level reserve accounts with letters of credit primarily at a number of our European projects. Upon application of proceeds from these liquidity initiatives, we anticipate that we will reduce the drawn balance of our revolving credit facility by over $300 million, which will help reduce our corporate debt to cash flow ratio to our target of between 4x to 5x by the end of 2019.

Operations

To date, we have turned over operations of 10 of 16 projects in our North American wind fleet and successfully transferred all system control functions to GE. In addition, we have received all required consents from tax equity partners and non-recourse lenders for three of the remaining six projects. For the remaining projects, we are in the process of securing the required consents. We expect to complete the transition of operations to GE by July, which will be a significant milestone for TerraForm Power as we will begin realizing the full benefits of the LTSAs.

In late 2018, we solicited proposals for LTSAs for our 540 MW Spanish wind fleet, which is comprised of turbines manufactured by Vestas, GE, Siemens, and Gamesa. Previously, these assets had been operated by a third party who had subcontracted O&M services to the OEMs. During the first quarter of 2019, we reached an agreement to terminate the existing O&M agreement, and we have turned over operations to the OEMs under letters of intent in which we have negotiated the main commercial points of the agreements. We are now finalizing the LTSAs, which along with renegotiated O&M agreements for our wind fleet in Portugal and Uruguay, are expected to yield approximately $4 million in annual cost savings going forward.

Late last year, we launched a request for proposal process to improve the contract terms for the operations and maintenance of our North American solar fleet. Our goal is to lower our cost and improve the alignment of interests by implementing production guarantees with penalties and bonuses based upon performance. We have currently shortlisted a number of providers, who recently submitted proposals following completion of their due diligence. We are seeking to award contracts to one or more providers sometime in the second quarter of 2019 and expect $2 million of annual cost savings from this initiative.

Growth Initiatives

In March 2019, we entered into a non-binding letter of intent to negotiate exclusively with the seller of a four-project, 15 MW solar portfolio in Massachusetts. These assets are being acquired pursuant to a right of first offer with the seller. TerraForm Power has been operating these assets under a management services agreement since 2015, affording us a high degree of familiarity with the projects and markets. Under the terms of the non-binding letter of intent, the acquisition is expected close in two phases - the first 11 MW in June 2019 and the remaining 4 MW in December 2019. In the first quarter, we also completed the acquisition of the tax equity interest in an existing 10 MW solar portfolio located in Ohio and California as well as a minority interest in an existing 14 MW solar asset located in Nevada. In total, we expect to deploy approximately $30 million for these acquisitions, of which $6 million was deployed during the first quarter. We expect these acquisitions to generate returns on equity within our target range.

Regulatory Update

In the Spanish general election on April 28, 2019, Spain’s center-left Socialist Worker’s Party (“PSOE”) won 123 seats in Congress, which was far more than any other party and an increase of 38 seats from the number of seats the PSOE previously held. While this is short of the 176 seats required to unilaterally establish a government, the PSOE, which is led by current Prime Minister Pedro Sanchez, now enjoys a stronger political mandate and is in the driver’s seat to form a governing coalition. We believe this result is positive for the regulated rate of return as the previous Sanchez-led government proposed maintaining the regulated return at its current level of 7.4% for the next 12 years commencing 2020 for all renewable assets in operation before September 2013, including all of our Spanish assets. In light of these election results and broad based support for renewable power amongst Spanish political parties, we are optimistic that the newly formed government will pass a constructive solution to the regulated return in a timely fashion.

Announcement of Quarterly Dividend

TerraForm Power today announced that, on May 8, 2019, its Board of Directors declared a quarterly dividend with respect to TerraForm Power’s Class A common stock of $0.2014 per share. The dividend is payable on June 17, 2019, to stockholders of record as of June 3, 2019. This dividend represents TerraForm Power’s sixth consecutive quarterly dividend payment under Brookfield’s sponsorship.

Annual Meeting of Stockholders

TerraForm Power will hold its 2019 Annual Meeting of Stockholders on May 23, 2019 at 3:30 p.m. Eastern Time.  The meeting will be held virtually via webcast at www.virtualshareholdermeeting.com/TERP19.  Stockholders of record as of the close of business on May 1, 2019 are entitled to attend and vote at the meeting.

About TerraForm Power

TerraForm Power owns and operates a best-in-class renewable power portfolio of solar and wind assets located primarily in the U.S. and E.U., totaling more than 3,700 MW of installed capacity. TerraForm Power’s goal is to acquire operating solar and wind assets in North America and Western Europe. TerraForm Power is listed on the Nasdaq stock exchange (Nasdaq: TERP). It is sponsored by Brookfield Asset Management, a leading global alternative asset manager with more than $350 billion of assets under management.

For more information about TerraForm Power, please visit: www.terraformpower.com.

Contacts for Investors / Media:

Chad Reed
TerraForm Power
investors@terraform.com

Quarterly Earnings Call Details

Investors, analysts and other interested parties can access TerraForm Power’s 2019 First Quarter Results, as well as the Letter to Shareholders and Supplemental Information, on TerraForm Power’s website at www.terraformpower.com.

The conference call can be accessed via webcast on May 10, 2019 at 9:00 a.m. Eastern Time at https://edge.media-server.com/m6/p/jt2rekeb, or via teleconference at 1-844-464-3938   toll free in North America. For overseas calls please dial 1-765-507-2638, at approximately 8:50 a.m. Eastern Time. A replay of the webcast will be available for those unable to attend the live webcast.

Safe Harbor Disclosure

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks, and uncertainties and typically include words or variations of words such as “expect,” “anticipate,” “believe,” “intend,” “plan,” “seek,” “estimate,” “predict,” “project,” “opportunities,” “goal,” “guidance,” “outlook,” “initiatives,” “objective,” “forecast,” “target,” “potential,” “continue,” “would,” “will,” “should,” “could,” or “may” or other comparable terms and phrases. All statements that address operating performance, events, or developments that TerraForm Power expects or anticipates will occur in the future are forward-looking statements. They may include estimates of expected cash available for distribution (CAFD), dividend growth, earnings, Adjusted EBITDA, revenues, income, loss, capital expenditures, liquidity, capital structure, margin enhancements, cost savings, future growth, financing arrangements and other financial performance items (including future dividends per share), descriptions of management’s plans or objectives for future operations, products, or services, or descriptions of assumptions underlying any of the above. Forward-looking statements provide TerraForm Power’s current expectations or predictions of future conditions, events, or results and speak only as of the date they are made. Although TerraForm Power believes its expectations and assumptions are reasonable, it can give no assurance that these expectations and assumptions will prove to have been correct and actual results may vary materially.

By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to: risks related to weather conditions at our wind and solar assets; the willingness and ability of counterparties to fulfill their obligations under offtake agreements; price fluctuations, termination provisions and buyout provisions in offtake agreements; our ability to enter into contracts to sell power on acceptable prices and terms, including as our offtake agreements expire; government regulation, including compliance with regulatory and permit requirements and changes in tax laws, market rules, rates, tariffs, environmental laws and policies affecting renewable energy; our ability to compete against traditional utilities and renewable energy companies; pending and future litigation; our ability to successfully integrate projects we acquire from third parties, including Saeta Yield S.A.U., and our ability to realize the anticipated benefits from such acquisitions; our ability to implement and realize the benefit of our cost and performance enhancement initiatives, including the long-term service agreements with an affiliate of General Electric; risks related to the ability of our hedging activities to adequately manage our exposure to commodity and financial risk; risks related to our operations being located internationally, including our exposure to foreign currency exchange rate fluctuations and political and economic uncertainties, the regulated rate of return of renewable energy facilities in our Regulated Wind and Solar segment, a reduction of which could have a material negative impact on our results of operations; the condition of the debt and equity capital markets and our ability to borrow additional funds and access capital markets, as well as our substantial indebtedness and the possibility that we may incur additional indebtedness in the future; operating and financial restrictions placed on us and our subsidiaries related to agreements governing indebtedness; our ability to identify or consummate any future acquisitions, including those identified by Brookfield; our ability to grow and make acquisitions with cash on hand, which may be limited by our cash dividend policy; risks related to the effectiveness of our internal control over financial reporting; and risks related to our relationship with Brookfield, including our ability to realize the expected benefits of the sponsorship.

The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data, or methods, future events, or other changes, except as required by law. The foregoing list of factors that might cause results to differ materially from those contemplated in the forward-looking statements should be considered in connection with information regarding risks and uncertainties, which are described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, as well as additional factors we may describe from time to time in other filings with the SEC. We operate in a competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and you should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

TERRAFORM POWER, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Operating revenues, net	$225,332	$127,547
Operating costs and expenses:
Cost of operations	60,751	37,323
General and administrative expenses	23,162	24,284
General and administrative expenses - affiliate	5,164	3,474
Acquisition costs	182	3,080
Acquisition costs - affiliate	—	605
Impairment of renewable energy facilities	—	15,240
Depreciation, accretion and amortization expense	106,969	65,590
Total operating costs and expenses	196,228	149,596
Operating income (loss)	29,104	(22,049)
Other expenses (income):
Interest expense, net	86,287	53,554
Gain on extinguishment of debt, net	(5,543)	—
(Gain) loss on foreign currency exchange, net	(8,752)	891
Other (income) expenses, net	(2,680)	849
Total other expenses, net	69,312	55,294
Loss before income tax benefit	(40,208)	(77,343)
Income tax benefit	(4,151)	(1,030)
Net loss	(36,057)	(76,313)
Less: Net loss attributable to redeemable non-controlling interests	(9,381)	(2,022)
Less: Net loss attributable to non-controlling interests	(18,049)	(157,087)
Net (loss) income attributable to Class A common stockholders	$(8,627)	$82,796

Weighted average number of shares:
Class A common stock - Basic	209,142	148,139
Class A common stock - Diluted	209,142	148,166

(Loss) earnings per share:
Class A common stock - Basic and diluted	$(0.04)	$0.56

Dividends declared per share:
Class A common stock	$0.2014	$0.19

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$286,400	$248,524
Restricted cash, current	27,598	27,784
Accounts receivable, net	152,342	145,161
Derivative assets, current, including consolidated variable interest entities of $3,276 and $2,038 in 2019 and 2018, respectively	29,970	14,371
Prepaid expenses and other current assets	51,085	65,149
Due from affiliate	—	196
Total current assets	547,395	501,185

Renewable energy facilities, net, including consolidated variable interest entities of $3,168,619 and $3,064,675 in 2019 and 2018, respectively	6,629,437	6,470,026
Intangible assets, net, including consolidated variable interest entities of $727,444 and $751,377 in 2019 and 2018, respectively	1,932,795	1,996,404
Goodwill	114,867	120,553
Restricted cash	95,836	116,501
Derivative assets, including consolidated variable interest entities of $78,335 and $78,916 in 2019 and 2018, respectively	94,238	90,984
Other assets	37,261	34,701
Total assets	$9,451,829	$9,330,354

Liabilities, Redeemable Non-controlling Interests and Stockholders' Equity
Current liabilities:
Current portion of long-term debt, including consolidated variable interest entities of $50,252 and $64,251 in 2019 and 2018, respectively	$429,094	$464,332
Accounts payable, accrued expenses and other current liabilities, including consolidated variable interest entities of $54,847 and $55,996 in 2019 and 2018, respectively	191,913	181,400
Due to affiliates	6,260	6,991
Derivative liabilities, current portion	35,595	35,559
Total current liabilities	662,862	688,282

Long-term debt, less current portion, including consolidated variable interest entities of $881,583 and $885,760 in 2019 and 2018, respectively	5,277,976	5,297,513
Operating lease obligations, less current portion, including consolidated variable interest entities of $126,976 in 2019	246,871	—
Asset retirement obligations, including consolidated variable interest entities of $87,642 and $86,456 in 2019 and 2018, respectively	213,912	212,657
Derivative liabilities, less current portion	105,525	93,848
Deferred income taxes	169,030	178,849
Other liabilities	92,910	90,788
Total liabilities	6,769,086	6,561,937

Redeemable non-controlling interests	31,459	33,495
Stockholders' equity:
Class A common stock, $0.01 par value per share, 1,200,000,000 shares authorized, 209,642,140 shares issued in 2019 and 2018, and 209,141,720 shares outstanding in 2019 and 2018	2,096	2,096
Additional paid-in capital	2,341,576	2,391,435
Accumulated deficit	(368,230)	(359,603)
Accumulated other comprehensive income	32,313	40,238
Treasury stock, 500,420 shares in 2019 and 2018	(6,712)	(6,712)
Total TerraForm Power, Inc. stockholders' equity	2,001,043	2,067,454
Non-controlling interests	650,241	667,468
Total stockholders' equity	2,651,284	2,734,922
Total liabilities, redeemable non-controlling interests and stockholders' equity	$9,451,829	$9,330,354

TERRAFORM POWER, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(36,057)	$(76,313)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, accretion and amortization expense	106,969	65,590
Amortization of favorable and unfavorable rate revenue contracts, net	9,138	9,817
Impairment of renewable energy facilities	—	15,240
Amortization of deferred financing costs and debt discounts	2,453	2,684
Unrealized loss on interest rate swaps	13,925	—
Unrealized (gain) loss on commodity contract derivatives, net	(804)	2,148
Recognition of deferred revenue	(209)	(464)
Stock-based compensation expense	160	—
Gain on extinguishment of debt, net	(5,543)	—
Loss on disposal of renewable energy facilities	1,933	—
Unrealized (gain) loss on foreign currency exchange, net	(6,718)	779
Deferred taxes	(4,318)	(936)
Other, net	313	2,907
Changes in assets and liabilities:
Accounts receivable	(9,058)	(6,410)
Prepaid expenses and other current assets	10,345	15,390
Accounts payable, accrued expenses and other current liabilities	(1,888)	18,895
Due to affiliates	(535)	(599)
Other, net	4,893	3,361
Net cash provided by operating activities	84,999	52,089
Cash flows from investing activities:
Capital expenditures	(7,368)	(2,720)
Proceeds from reimbursable interconnection costs	2,836	4,084
Other investing activities	729	—
Net cash (used in) provided by investing activities	(3,803)	1,364
Cash flows from financing activities:
Revolving credit facility draws	50,000	52,000
Revolving credit facility repayments	(15,000)	(42,000)
Term Loan principal payments	(875)	(875)
Principal payments and prepayments on non-recourse long-term debt	(50,194)	(8,681)
Debt financing fees	(1,197)	(2,134)
Sale of membership interests and contributions from non-controlling interests in renewable energy facilities	5,562	7,685
Purchase of membership interests and distributions to non-controlling interests in renewable energy facilities	(6,103)	(5,786)
Due to/from affiliates, net	—	3,214
Payment of dividends	(41,987)	(28,008)
Net cash used in financing activities	(59,794)	(24,585)
Net increase in cash, cash equivalents and restricted cash	21,402	28,868
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(4,377)	(258)
Cash, cash equivalents and restricted cash at beginning of period	392,809	224,787
Cash, cash equivalents and restricted cash at end of period	$409,834	$253,397

Reconciliation of Non-GAAP Measures

This communication contains references to Adjusted Revenue, Adjusted EBITDA, and cash available for distribution (“CAFD”), which are supplemental Non-GAAP measures that should not be viewed as alternatives to GAAP measures of performance, including revenue, net income (loss), operating income or net cash provided by operating activities. Our definitions and calculation of these Non-GAAP measures may differ from definitions of Adjusted Revenue, Adjusted EBITDA and CAFD or other similarly titled measures used by other companies. We believe that Adjusted Revenue, Adjusted EBITDA and CAFD are useful supplemental measures that may assist investors in assessing the financial performance of TerraForm Power. None of these Non-GAAP measures should be considered as the sole measure of our performance, nor should they be considered in isolation from, or as a substitute for, analysis of our financial statements prepared in accordance with GAAP, which are available on our website at www.terraform.com, as well as at www.sec.gov.  We encourage you to review, and evaluate the basis for, each of the adjustments made to arrive at Adjusted Revenue, Adjusted EBITDA and CAFD.

Calculation of Non-GAAP Measures

We define Adjusted Revenue as operating revenues, net, adjusted for non-cash items, including (i) unrealized gain/loss on derivatives, net, (ii) amortization of favorable and unfavorable rate revenue contracts, net, (iii) an adjustment for wholesale market revenues to the extent above or below the regulated price bands, and (iv) other items that we believe are representative of our core business or future operating performance.

We define Adjusted EBITDA as net income (loss) plus (i) depreciation, accretion and amortization, (ii) interest expense, (iii) non-operating general and administrative costs, (iv) impairment charges, (v) loss on extinguishment of debt, (vi) acquisition and related costs, (vii) income tax (benefit) expense, (viii) adjustment for wholesale market revenues to the extent above or below the regulated price bands, (ix) management fees to Brookfield, and (x) certain other non-cash charges, unusual or non-recurring items and other items that we believe are not representative of our core business or future operating performance.

We define “cash available for distribution” or “CAFD” as Adjusted EBITDA (i) minus management fees to Brookfield, (ii) minus annualized scheduled interest and project level payments of principal in accordance with the related borrowing arrangements, (iii) minus cash distributions paid to non-controlling interests in our renewable energy facilities, if any, (iv) minus average annual sustaining capital expenditures (based on the long-sustaining capital expenditure plans) which are recurring in nature and used to maintain the reliability and efficiency of our power generating assets over our long-term investment horizon, and (v) plus or minus operating items as necessary to present the cash flows we deem representative of our core business operations.

Use of Non-GAAP Measures

We disclose Adjusted Revenue because it presents the component of operating revenue that relates to energy production from our plants, and is, therefore, useful to investors and other stakeholders in evaluating performance of our renewable energy assets and comparing that performance across periods in each case without regard to non-cash revenue items.

We disclose Adjusted EBITDA because we believe it is useful to investors and other stakeholders as a measure of our financial and operating performance and debt service capabilities. We believe Adjusted EBITDA provides an additional tool to investors and securities analysts to compare our performance across periods without regard to interest expense, taxes and depreciation and amortization. Adjusted EBITDA has certain limitations, including that it: (i) does not reflect cash expenditures or future requirements for capital expenditures or contractual liabilities or future working capital needs, (ii) does not reflect the significant interest expenses that we expect to incur or any income tax payments that we may incur, and (iii) does not reflect depreciation and amortization and, although these charges are non-cash, the assets to which they relate may need to be replaced in the future, and (iv) does not take into account any cash expenditures required to replace those assets. Adjusted EBITDA also includes adjustments for impairment charges, gains and losses on derivatives and foreign currency swaps, acquisition related costs and items we believe are infrequent, unusual or non-recurring, including adjustments for general and administrative expenses we have incurred as a result of the SunEdison bankruptcy.

We disclose CAFD because we believe cash available for distribution is useful to investors and other stakeholders in evaluating our operating performance and as a measure of our ability to pay dividends. CAFD is not a measure of liquidity or profitability, nor is it indicative of the funds needed by us to operate our business. CAFD has certain limitations, such as the fact that CAFD includes all of the adjustments and exclusions made to Adjusted EBITDA described above.

The adjustments made to Adjusted EBITDA and CAFD for infrequent, unusual or non-recurring items and items that we do not believe are representative of our core business involve the application of management judgment, and the presentation of Adjusted EBITDA and CAFD should not be construed to infer that our future results will be unaffected by infrequent, non-operating, unusual or non-recurring items.

In addition, these measures are used by our management for internal planning purposes, including for certain aspects of our consolidated operating budget, as well as evaluating the attractiveness of investments and acquisitions. We believe these Non-GAAP measures are useful as a planning tool because they allow our management to compare performance across periods on a consistent basis in order to more easily view and evaluate operating and performance trends and as a means of forecasting operating and financial performance and comparing actual performance to forecasted expectations. For these reasons, we also believe these Non-GAAP measures are also useful for communicating with investors and other stakeholders.

The following tables present a reconciliation of operating revenues to Adjusted Revenue and net loss to Adjusted EBITDA and to CAFD:

	Three Months Ended March 31
(in millions)	2019	2018
Reconciliation of Net Loss to Adjusted EBITDA
Net loss	$(36)	$(76)
Depreciation, accretion and amortization expense (a)	117	76
Interest expense, net	86	54
Non-operating general and administrative expenses (b)	12	18
Impairment charges	—	15
Loss on extinguishment of debt	(6)	—
Acquisition and related costs	—	4
Income tax benefit	(4)	(1)
Regulated Solar and Wind price band adjustment (c)	5	—
Management Fee (d)	5	3
Other non-cash or non-operating items (e)	(1)	3
Adjusted EBITDA	$178	$96

(in millions)	Three Months Ended March 31
Reconciliation of Operating Revenues, net to Adjusted Revenue	2019	2018
Operating revenues, net	$225	$128
Unrealized (gain) loss on commodity contract derivatives, net (f)	(1)	2
Amortization of favorable and unfavorable rate revenue contracts, net (g)	9	9
Regulated Solar and Wind price band adjustment (c)	5	—
Other items (h)	4	—
Adjusted Revenue	$242	$139

(in millions)	Three Months Ended March 31
Reconciliation of Adjusted Revenue to Adjusted EBITDA and Adjusted EBITDA to CAFD	2019	2018
Adjusted Revenue	$242	$139
Direct Operating costs	(65)	(43)
Settled FX gain (loss)	1	—
Adjusted EBITDA	$178	$96
Fixed management fee (h)	(3)	(2)
Variable management fee (h)	(2)	(1)
Adjusted interest expense (i)	(72)	(50)
Levelized principal payments (j)	(59)	(24)
Cash distributions to non-controlling interests (k)	(5)	(5)
Sustaining capital expenditures (l)	(2)	(2)
Other (m)	9	11
Cash available for distribution (CAFD)	$44	$23

a) Includes reductions (increases) within operating revenues due to net amortization of favorable and unfavorable rate revenue contracts as detailed in the reconciliation of Adjusted Revenue.

b) Non-operating items and other items incurred directly by TerraForm Power that we do not consider indicative of our core business operations are treated as an addback in the reconciliation of net loss to Adjusted EBITDA. These items include, but are not limited to, extraordinary costs and expenses related primarily to IT system arrangements, relocation of the headquarters to New York, legal, advisory and contractor fees associated with the bankruptcy of SunEdison and certain of its affiliates (the “SunEdison bankruptcy”) and investment banking, and legal, third party diligence and advisory fees associated with the Brookfield and Saeta transactions, dispositions and financings. The Company’s normal general and administrative expenses in Corporate, paid by Terraform Power, are the amounts shown below and were not added back in the reconciliation of net loss to Adjusted EBITDA ($ in millions):

$ in millions	Q1 2019	Q1 2018
Operating general and administrative expenses in Corporate	$8	$7

c) Represents Regulated Solar and Wind Price Band Adjustment to Return on Investment Revenue as dictated by market conditions. To the extent that the wholesale market price is greater or less than a price band centered around the market price forecasted by the Spanish regulator during the preceding three years, the difference in revenues assuming average generation accumulates in a tracking account. The Return on Investment is either increased or decreased in order to amortize the balance of the tracking account over the remaining regulatory life of the assets.

d) Represents management fee that is not included in Direct operating costs.

e) Represents other non-cash items as detailed in the reconciliation of Adjusted Revenue and associated footnote and certain other items that we believe are not representative of our core business or future operating performance, including but not limited to: loss (gain) on foreign exchange (“FX”), unrealized loss on commodity contracts, loss on investments and receivables with affiliate, and loss on disposal of renewable energy facilities.

f) Represents unrealized (gain) loss on commodity contracts associated with energy derivative contracts that are accounted for at fair value with the changes recorded in operating revenues, net. The amounts added back represent changes in the value of the energy derivative related to future operating periods and are expected to have little or no net economic impact since the change in value is expected to be largely offset by changes in value of the underlying energy sale in the spot or day-ahead market.

g) Represents net amortization of purchase accounting related to intangibles arising from past business combinations related to favorable and unfavorable rate revenue contracts.

h) Primarily represents insurance compensation for revenue losses and adjustments for SREC recognition due to timing.

i) Represents project-level and other interest expense and interest income attributed to normal operations. The reconciliation from Interest expense, net as shown on the Consolidated Statements of Operations to adjusted interest expense applicable to CAFD is as follows:

$ in millions	Q1 2019	Q1 2018
Interest expense, net	$(86)	$(54)
Amortization of deferred financing costs and debt discounts	2	3
Other, primarily fair value changes in interest rate swaps and purchase accounting adjustments due to acquisition	12	1
Adjusted interest expense	$(72)	$(50)

j) Represents levelized project-level and other principal debt payments to the extent paid from operating cash.

k) Represents cash distributions paid to non-controlling interests in our renewable energy facilities. The reconciliation from Distributions to non-controlling interests as shown on the Consolidated Statement of Cash Flows to Cash distributions to non-controlling interests, net for the three months March 31, 2019 and 2018 is as follows:

$ in millions	Q1 2019	Q1 2018
Purchase of membership interests	$(6)	$(6)
Buyout of non-controlling interests and Additional Paid in Capital	1	0
Adjustment for non-operating cash distributions	0	1
Purchase of membership interests and distributions to non-controlling interests	$(5)	$(5)

l) Represents long-term average sustaining capex to maintain reliability and efficiency of the assets.

m) Represents other cash flows as determined by management to be representative of normal operations including, but not limited to, wind plant “pay as you go” contributions received from tax equity partners, interconnection upgrade reimbursements, major maintenance reserve releases or (additions), releases or (postings) of collateral held by counterparties of energy market hedges for certain wind plants, and recognized SREC gains that are covered by loan agreements.